Exhibit 10.1

SETTLEMENT AGREEMENT AND
RELEASE OF ALL CLAIMS

1.          The Parties.  This Settlement Agreement and Release of All Claims ("Agreement") is entered into between MATTHEW P. DEINES (hereinafter referred to as "Mr. Deines" and/or the "Employee") and SOUND COMMUNITY BANK, including, past and present, its subsidiary, parent and affiliated corporations (collectively referred to herein as the "Bank" and/or the "Employer").

2.          Purpose.  Mr. Deines has been employed by the Bank as its Executive Vice President and Chief Financial Officer.   The purpose of this Agreement is to set forth the terms of Mr. Deines' separation from service from the Bank.  By agreement of the Bank and Mr. Deines, the effective date of his separation will be March 31, 2018 (the "Separation Date").

3.          Considerations.

3.1            If the Employee signs and returns this Agreement and does not revoke this Agreement as provided in Section 9 below, then the Employee will receive severance in the form of salary continuation payments at his current annual base salary for the period beginning the day after the Separation Date and ending on December 31, 2018, provided that any salary continuation payments for the period from July 1, 2018 through December 31, 2018 (the "Mitigation Period") shall be reduced by the amount of any compensation that the Employee earns from a subsequent employer for services rendered during the Mitigation Period. The salary continuation payments shall be made in accordance with the Bank's normal payroll practice and shall be subject to ordinary deductions and withholdings.

3.2          If the Employee signs and returns this Agreement and does not revoke this Agreement as provided in Section 9 below, then the Bank will continue to provide, at the Bank's expense, medical insurance coverage as currently in effect for Mr. Deines, his spouse and any covered dependents until the earlier of (a) December 31, 2018 or (b) the date the Employee obtains employment by another employer (provided that the Employee is entitled under the terms of such employment to benefits substantially similar to those described in this Section 3.2). Following the cessation of such coverage by the Bank, the Employee will be entitled to continue his coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), at his own expense, to the extent permitted by COBRA.  Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits.  The Employee shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.

3.3          The Employee shall receive a lump sum payment for his accrued but unused vacation leave as of his Separation Date, with such lump sum to be paid in the Bank's April 5, 2018 payroll.

3.4          The Employee shall be entitled to exercise his currently vested stock options for 7,979 shares of common stock of Sound Financial Bancorp, Inc. (the "Corporation") in accordance with the terms of such options.  All stock options and restricted stock awards which are unvested as of the Employee's Separation Date shall be forfeited.

3.5          The Employee shall be entitled to receive his vested benefits under the Bank's Employee Stock Ownership Plan, 401(k) Plan and Deferred Compensation Plan in accordance with the terms of such plans.

3.6          The Employee acknowledges and agrees that his Amended and Restated Change of Control Agreement dated June 21, 2016 with the Corporation and the Bank shall be terminated as of his Separation Date and shall have no further force or effect after the Separation Date. The Employee acknowledges that no other sums of money are owed by the Employer and that the sums paid to him under this Agreement are adequate consideration for the release of claims in Section 4 and the non-solicitation provisions in Section 6 that he is agreeing to upon his execution of this Agreement.

3.7          The Employee agrees to the release of claims as set forth hereinafter.

4.          General Release.

4.1          In consideration for the above, and all of the terms of this Agreement, the Employee, with the intention of binding himself and his heirs, executors, administrators, agents, representatives and assigns (hereinafter the "Releasors"), does hereby release, remise and forever discharge Sound Financial Bancorp, Inc. and Sound Community Bank, and each of their parents, subsidiaries, affiliates, related entities, predecessors, successors, assigns, and each of the current and former employees, officers, directors, executives, members, trustees, representatives, agents, shareholders, attorneys, investors and insurers of any of the foregoing entities and each of their heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (hereinafter the "Releasees") of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which any of the Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the Employee's employment with the Bank to the date the Employee signs this Agreement, including those relating to or arising out of the Employee's  employment or affiliation with the Bank, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation.
4.2          By the general release set forth in this Section 4, the Employee acknowledges that he is giving up all claims relating to or arising out of his employment or affiliation with the Bank, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorneys' fees, as well as the following statutory claims described below.
4.3          The Employee further acknowledges that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, and handicap or veterans status.  These include, but are not limited to, Title

VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (relating to age discrimination in employment); the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment); and the Washington State Law Against Discrimination (RCW 49.60).  The Employee also understands and acknowledges that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act (excluding claims for vested benefits), the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, wage and hour laws, whistleblower laws and other laws.
4.4            The Employee acknowledges that he is giving up any claims he may have under any of the statutes or laws referenced in this Section 4 and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships.  The Employee also understands and acknowledges that he is giving up any and all claims for benefits  not covered by Section 3 of this Agreement including, but not limited to, life insurance, accidental death and disability insurance, sick leave or other employer provided plans or programs; claims for bonuses or other distributions of income or profit; claims for reimbursement; claims for wages; claims for vacation or other leave time; claims relating to retirement, pension and/or profit-sharing plans (excluding claims for vested benefits under the Bank's Employee Stock Ownership Plan and 401(k) Plan, as well as vested rights (if any) to stock options); claims for group health insurance coverage (excluding claims for continued medical insurance coverage and COBRA continuation coverage as detailed in Section 3.2 above); or any other claims. The Employee understands and acknowledges that this general release applies to all such employment-related claims that he now has or may have had to the date he signs this Agreement (except as specifically provided otherwise herein) under any and all applicable federal, state, municipal, county or local laws, ordinances and regulations and any common law claims now or hereinafter recognized.
4.5          The Employee further agrees that neither the Employee nor anyone on his behalf shall or may seek or be entitled to recover reasonable attorneys' fees and costs pursuant to any of the aforementioned federal, state, county, municipal or local statutes, or any other such laws or regulations.  The Employee understands and acknowledges that the general release set forth in this Section 4 applies to all claims and causes of action, including but not limited to employment-related claims which the Employee now has or may have had to the date he signs this Agreement except as specifically provided otherwise herein.
4.6          The Employee further agrees that this release includes any other claims, whether or not related to his employment with the Bank, arising from any alleged violation of any federal, state or local statute, regulation, ordinance or common law or tort, including but not limited to claims for tortuous interference with contractual relations/advantage, misrepresentation, emotional distress, libel, slander, breach of express or implied contract  or covenant of good faith and fair dealing (whether written or oral), retaliation, quantum merit, wrongful discharge, promissory estoppel, fraud, negligence, detrimental reliance, assault, battery, mental anguish, personal injury or loss of consortium, past physical injury associated with employment or future manifestations of physical injury incurred during or as a result of employment, and any and all claims that may be asserted on his behalf by others (including without limitation by the Equal Employment Opportunity Commission, the Washington State Human Rights Agency or any similar agency).
4.7          This release does not apply to claims that cannot be released by this Agreement, including claims for worker's compensation, unemployment benefits claims, or vested retirement benefits, nor does it waive or release any rights or claims that the Employee may have under the Age Discrimination in Employment Act which arise after the date he signs this Agreement.  This release does not prevent the Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Washington State Human Rights Agency, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other federal, state or local  government agency or commission ("Government Agency"), although this release does waive the Employee's right to any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding to the extent permitted by law.  Notwithstanding any other provision in this Section 4, the Employee waives any right he may have to bring, or participate in, any collective action or class action against the Bank or the other Releasees in his capacity as an employee or former employee of the Bank.  The Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank.  This Agreement does not limit the Employee's right to receive an award for information provided to any Government Agencies.
4.8          The Employee represents that he:  (i) has not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against or involving the Bank or any of the other Releasees with any local, state or federal court, regulatory body or administrative agency that are currently outstanding, other than a claim for unemployment compensation benefits; (ii) has not transferred or assigned any claim described by the general release in this Section 4; (iii) has received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which he may be entitled and that no other amounts and/or benefits are due (other than as set forth in Section 3 above); and (iv) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against the Bank.
5.          Confidentiality; Non-Disparagement:
5.1          The Employee agrees to hold in strict confidence and not to use for his benefit or the benefit of any other individual or entity any of the business secrets, confidential information, or other knowledge or data relating to the Bank, which the Employee obtained during or as a result of his employment, including, without limitation, information relating to such matters as systems, processes, contracts, finances, operations, strategies, costs, profit margins, identities of customers, customer needs and requirements, marketing plans, programs or initiatives, compliance matters, software, procedures, and plans for expansion or consolidation (collectively, "Confidential Information"). The restrictions set forth in this Section 5 will not apply to information which is in the public domain, unless the Employee is responsible, directly or indirectly, for such information entering the public domain without the Bank's consent.

5.2          The Employee agrees not to make any disparaging comments regarding the Bank or any of the other Releasees.  The Employee further agrees not to disrupt the Bank's business in any manner.
5.3          Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to the Bank's auditors or any regulator, Governmental Agency or other governmental entity, participating in an investigation by such entity, or disclosure in compliance with a lawful subpoena.
6.          Non-Solicitation Provisions.   In consideration for the payments and benefits being provided in Section 3 above, and all of the terms of this Agreement, Mr. Deines agrees that during the 24-month period immediately following his Separation Date (the "Non-Solicitation Period"), he will not (i) solicit or induce, or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank or any of its affiliates or subsidiaries) any customer of the Bank or any of its affiliates or subsidiaries to transact business with any competing business, or to reduce or refrain from doing any business with the Bank or its affiliates or subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank or its affiliates or subsidiaries and any such customers
7.          Return of Bank Property:  The Employee represents and warrants that he has returned to the Bank all property in his possession, custody or control owned by the Bank, including, but not limited to, keys, access cards, credit cards, documents and electronically stored information in his possession (regardless of whether or not such information is Confidential Information). Employee may retain the cell phone and laptop currently in his possession.
8.          Acknowledgements:
8.1          The Employee acknowledges that:
(a)                    He is releasing all of his claims, including those under the Age Discrimination in Employment Act, knowingly and voluntarily and without duress, coercion or undue influence of any kind, in exchange for consideration of value to which the Employee is not otherwise entitled;
(b)          He has been advised by this Agreement to consult with an attorney prior to signing this Agreement to explain the terms of this Agreement including, without limitation, the terms relating to his release of claims arising under the Age Discrimination in Employment Act;
(c)           He received this Agreement on or before March 28, 2018 and he has at least twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney;
(d)          In the event the Employee executes this Agreement within less than twenty-one (21) days after its delivery to him, then the Employee hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was done by him knowingly and was entirely voluntary on his part; and

(e)          The salary continuation payments and continued medical insurance coverage set forth in Section 3 constitutes an enhanced severance package, and the Employee acknowledges that he will receive cash severance and continued medical insurance coverage to which he is not otherwise entitled if he timely executes and returns this Agreement and does not thereafter revoke it.  The Employee acknowledges that he will not receive, and is not entitled to receive, any additional payments, salary, bonuses, overtime, incentive payments, commissions, discretionary payments or other amounts for any period subsequent to his Separation Date.
8.2          If the Employee does not return an executed copy of this Agreement to Laurie Stewart, President/CEO of the Bank, so that it received by her by no later than the close of business on April 20, 2018, this Agreement and the obligations set forth herein shall become null and void.
            9.           Revocation of Agreement. The Employee has the right to revoke this Agreement at any time during the seven (7) day period immediately following his acceptance of this Agreement. If the Employee decides to revoke this Agreement, he must do so by mailing a notice of revocation, postmarked within the seven (7) day revocation period, to Laurie Stewart, President/CEO, Sound Community Bank, 2400 3rd Avenue, Suite 150, Seattle, Washington 98121, which notice must be sent by certified mail, return receipt requested. The revocation period starts the day after the Employee signs this Agreement.  The revocation period expires at 5:00 p.m. on the last day of the revocation period, but if the last day is not a business day, the revocation period continues to run until 5:00 p.m. on the next business day.  This Agreement shall not become effective or enforceable until the revocation period has expired. If the Employee revokes this Agreement, then he will not be entitled to any of the salary continuation payments or continued medical insurance coverage set forth in Section 3 of this Agreement.
            10.          Additional Terms of This Agreement:
10.1          This Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion.
10.2          This Agreement shall be interpreted, enforced and governed under the laws of the State of Washington. In the event of any lawsuit arising from or relating to this Agreement, venue shall be in King County, Washington.
10.3          This Agreement constitutes the entire understanding between the parties regarding the Employee's separation from employment with the Bank and supersedes any prior written or oral agreements regarding such employment.  The Employee acknowledges that there are no representations by the Corporation or the Bank, oral or written, which are not set forth in this Agreement upon which the Employee relied in signing this Agreement.  However, this Agreement shall not alter or revise any fiduciary duties of the Employee arising out of or in connection with his employment as Executive Vice President and Chief Financial Officer of the Bank, which fiduciary duties shall survive and continue to be in effect. This Agreement cannot be modified or amended except by written agreement signed by both the Employee and the President/CEO of the Bank.
10.4          The failure of the Employee or the Bank to insist upon strict compliance with any provision of this Agreement will not be deemed a waiver of such provision or of any other provision in this Agreement.  The Employee's breach of any provision of this Agreement will not entitle him to renew any claim he may have against the Bank or any of the other Releasees, which is waived and released by this Agreement.
10.5          This Agreement may be assigned by the Bank and shall inure to the benefit of, and may be enforced by, the Bank, its successors and assigns.  This Agreement is personal to the Employee and may not be assigned by him.
The Employee's signature below indicates his acceptance of this Agreement and shall cause this Agreement to be binding upon the Employee and his heirs, executors, administrators, agents, representatives and assigns.  The Employee's signature shall also signify that he has read and understands this Agreement, and that he has either reviewed it with an attorney or has voluntarily elected not to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

SOUND COMMUNITY BANK

	By:	______________________________________
Date ___________________		Laura Lee Stewart, President/CEO

EMPLOYEE:

______________________________________
Date ___________________		Matthew P. Deines